Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 30, 2026, with respect to the abbreviated financial statements of the Acquired BioTissue Surgical and Wound Care Product Lines contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Fort Lauderdale, Florida
July 29, 2026